Exhibit 99.1

WorldHeart Receives IRB Approval at First Center in the Levacor™ VAD BTT Clinical Trial

Center On-Site Training Completed

Salt Lake City, UT, USA — October 15, 2009: (“WorldHeart”, Nasdaq: WHRT) - World Heart Corporation (WorldHeart) announced today that the Levacor Ventricular Assist Device (VAD) Bridge-to-Transplant (BTT) Study has been approved by the Institutional Review Board (IRB) at INTEGRIS Baptist Medical Center in Oklahoma City.  On-site clinical and technical training has been conducted, formally qualifying this center as the first for the Levacor Study.

Dr. Douglas Horstmanshof is the Program Director of the INTEGRIS Baptist Heart Failure Institute and the center’s Principal Investigator for the Levacor trial.  Dr. James W. Long is the Study’s Co-Investigator and the Director of INTEGRIS Advanced Cardiac Care, which is the only ventricular assist device program in Oklahoma.  Both clinicians have long been active in transplant and circulatory support therapies, and Dr. Horstmanshof notes that “we are excited to participate in the Levacor Study and to bring the potential benefits of this unique fourth-generation VAD technology to our heart failure patients”.

As previously announced, WorldHeart has conditional approval from the FDA for the Levacor BTT Study for ten initial study sites.  Mr. J. Alex Martin, WorldHeart President and CEO said that “we are eager to move forward into the clinical setting and are extremely pleased to announce INTEGRIS Baptist’s qualification status.  We also continue to work closely with other participating hospitals as their IRBs review the Study protocol”.

The Levacor VAD is the only bearingless, fully magnetically levitated, implantable centrifugal pump to enter clinical trial.  Mr. Jal S. Jassawalla, WorldHeart’s Executive Vice President and Chief Technology Officer, commented “our objective is to demonstrate that this newer-generation technology will minimize complications and provide long-lasting, dependable, performance.  We look forward to working with leading clinicians to demonstrate Levacor’s safety and efficacy”.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems in Salt Lake City, Utah with additional facilities in Oakland, California, USA and Herkenbosch, The Netherlands.  WorldHeart’s registered office is in Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to the advancement of WorldHeart’s clinical development programs, the potential clinical benefits of the Levacor VAD, and the growth of WorldHeart’s overall business, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: WorldHeart’s need for additional capital in the future; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart’s products; successful completion of the Levacor VAD Bridge-to-Transplant Study; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

Contact Information:

World Heart Corporation

Mr. Morgan Brown (801) 303-4361

www.worldheart.com